EXHIBIT 17.1

Kenneth J. Zuerblis

March 5, 2012

Dr. David M. Goldenberg
Chairman
Immunomedics, Inc.
300 American Road
Morris Plains, NJ 07950

Dear David,

Confirming my recent conversation with Brian Markison, I respectfully resign from my Board of Directors position at Immunomedics, effective immediately. I have no disagreement on any matter related to Immunomedics’ operations, policies or practices.

Let me take this opportunity to wish you and the company every future success in fully realizing the potential of Immunomedics’ remarkable science platform.

Best regards,

/s/ Kenneth J. Zuerblis
Kenneth J. Zuerblis